Mail Stop 3561
								March 6, 2006
Mr. Brian Richardson
Chief Financial Officer
Dynamotive Energy Systems Corporation
1700 West 75th Ave., Suite 230
Vancouver, BC  V6P 6G2
Canada


      Re:	Dynamotive Energy Systems Corporation
		Form 20-F for the Fiscal Year Ended December 31, 2004
		File No. 000-27524


Dear Mr. Richardson:

      We have completed our review of your Form 20-F and related filings and have no further comments at this time.


Sincerely,


William Choi
Branch Chief

Mr. Brian Richardson
Dynamotive Energy Systems Corporation
January 26, 2006
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